UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2020

AMC ENTERTAINMENT HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33892	26-0303916
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		Number)

One AMC Way

11500 Ash Street, Leawood, KS 66211

(Address of principal executive offices, including zip code)

(913) 213-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered

Class A common stock	AMC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement

On December 10, 2020, AMC Entertainment Holdings, Inc. (the “Company”) entered into a commitment letter (the “Commitment Letter”) with Mudrick Capital Management, LP (“Mudrick”), pursuant to which Mudrick committed, subject to the satisfaction of certain conditions precedent, including the payment of the Commitment Shares (as defined below) and consummation of the Second Lien Exchange (as defined below), to purchase $100 million in aggregate principal amount of new 15%/17% Cash/PIK Toggle First Lien Secured Notes due 2026 (the “Notes”) to be issued by the Company. The Notes, when issued, will bear cash interest at a rate of 15% per annum payable semi-annually in arrears on July 15 and January 15, beginning on July 15. Interest for the first three interest periods after the issue date may, at the Company’s option, be paid in kind at a rate of 17% per annum, and thereafter interest shall be payable solely in cash. As consideration for its commitment, Mudrick will receive a commitment fee equal to 8,241,758 shares of the Company’s Class A common stock (the “Commitment Shares”).

Pursuant to the Commitment Letter, immediately following the effectiveness of the Company’s registration statement on Form S-3 registering the Commitment Shares and Exchange Shares (as defined below), subject to the satisfaction of certain customary closing conditions, Mudrick will also exchange $100 million aggregate principal amount of the Company’s 10%/12% Cash/PIK Toggle Second Lien Subordinated Secured Notes due 2026 currently held by Mudrick for 13,736,264 shares (the “Exchange Shares”) of the Company’s Class A common stock (the “Second Lien Exchange”).

The foregoing description of the Commitment Letter is qualified in its entirety by reference to the Commitment Letter, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by Item 2.03 of Form 8-K, the information set forth in Item 1.01 above is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

On December 10, 2020, the Company committed to issue an aggregate of 21,978,022 shares of Class A common stock in a private placement pursuant to an exemption from the registration requirements of the Securities Act. The Company will issue the shares in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act. The Company will rely on this exemption from registration based in part on representations made by Mudrick in the Commitment Letter. The shares of Class A common stock will be issued as consideration for (i) the commitment provided by Mudrick with respect to the Notes and (i) the Second Lien Exchange.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

The Company has provided the following update:

Current Operating Update

The promise of an effective vaccine against the coronavirus, which is expected to become widely available next year, together with the expected release next year of major movie titles that have so far been delayed, are expected to have a material positive impact on our industry and have generated optimism that movie theatre attendance levels ultimately will significantly rebound from current levels.

In the meantime, however, a significant spike in coronavirus cases, together with delays of major movie releases or the direct or simultaneous release of movie titles to the home video or streaming markets in lieu of theatre exhibition, have led to theatre closures, prevented the opening of theatres in major markets and have had, and are expected to continue to have in the future, a material adverse impact on theatre attendance levels and our business. These challenges have been exacerbated by the announcement by Warner Bros. that its entire studio film slate for 2021 will move to simultaneous release, which may result in other studios adopting a similar strategy.

•	As of November 30, 2020, the Company was operating at 404 of its 594 U.S. theatres, with limited seating capacities and during limited opening hours. The Company’s closed U.S. theatres include theatres in some of its major markets, such as New York City and in California. During the fourth quarter from October 1, 2020 to November 30, 2020, we have experienced an overall attendance decline in the U.S. of approximately 92% compared to the same period a year ago.

•	As of November 30, 2020, the Company was operating at 108 of its 359 leased and partnership international theatres, with limited seating capacities and during limited opening hours. During the fourth quarter from October 1, 2020 to November 30, 2020, we have experienced an overall attendance decline in our international theatres of approximately 86% compared to the same period a year ago.

Liquidity Update and Going Concern Risk

The Company estimates that its cash and cash equivalents at November 30, 2020 amounted to approximately $320.0 million, compared to $417.9 million at September 30, 2020. Between October 1, 2020 and November 30, 2020, the Company received net proceeds of approximately $152.4 million from prior at-the-market equity offerings, which is reflected in our estimated November 30, 2020 cash and cash equivalents balance. Excluding the impact of the at-the-market equity offerings, this represents an average monthly cash burn rate of approximately $125.0 million during October and November.

In the absence of additional liquidity, the Company anticipates that existing cash resources will be depleted during January 2021. To remain viable through 2021, the Company currently estimates that it will require at least approximately $750 million of additional liquidity to fund its cash requirements, although this estimate is subject to a number of assumptions and may vary materially. Given the uncertainty regarding our ability to raise material amounts of additional liquidity and the uncertainty as to the time at which attendance levels might normalize, substantial doubt exists about the Company’s ability to continue as a going concern for a reasonable period of time.

The Company is actively pursuing potential sources of additional liquidity, including:

•	Additional Equity Financing. The Company intends to pursue an at-the-market program that includes up to approximately 178.0 million shares. The amount of liquidity we might generate will primarily depend on the market price of our Common Stock, trading volumes, which impact the amount of shares we are able to sell, and the available periods during which sales may be made. To date, the Company has raised approximately $155.2 million through the sale of 50 million shares of its Common Stock pursuant to its prior at-the-market offering programs. Because (a) we may not be able to make sales during certain periods, including after the filing of our annual report in March 2021, (b) our market price and trading volumes are volatile, and (c) the current program includes a significantly higher number of shares than earlier programs, which will be highly dilutive to our currently outstanding shares, among other things, there is no guarantee as to the amounts of liquidity we might generate or that our prior experience accurately predicts the results we will achieve.

•	Landlord Negotiations. Commencing in 2021, our cash expenditures for rent are scheduled to increase significantly as a result of rent obligations that have been deferred to 2021 and future years that are in excess of $400 million as of November 30, 2020. In light of our liquidity challenges, and in order to avoid bankruptcy, we believe the Company must reach accommodations with its landlords to abate or defer a substantial portion of the Company’s rent obligations, in addition to generating sufficient amounts of liquidity through the at-the-market program and the other potential financing arrangements discussed below, and the Company intends to enter into additional landlord negotiations to seek material reductions, abatements and deferrals in our rent obligations. Depending on the outcome of our negotiations and in the absence of satisfactory arrangements, we may cease to make rent payments, the result of which may permit landlords to threaten or seek potential remedies, including acceleration of obligations or involuntary insolvency proceedings. Our ability to generate additional liquidity and our future viability will depend in large measure on successfully addressing our rent obligations.

•	Potential European Financing. We are in discussions regarding potential financing alternatives for our international businesses, relying on permitted borrowing capacity under our £100 million European credit facility and/or permitted baskets that have been generated under certain of our debt instruments by virtue of equity we have raised. We have reached no agreement providing for additional indebtedness, and we may not reach any agreement on commercially acceptable terms or at all.

•

Additional First-Lien Debt. As disclosed above, on December 10, 2020, we entered into the Commitment Letter with Mudrick, pursuant to which Mudrick committed, subject to the satisfaction of certain conditions precedent, including the payment of the Commitment Shares and consummation of the Second Lien Exchange (as defined below), to purchase $100 million in aggregate principal amount of new 15%/17% Cash/PIK Toggle First Lien Secured Notes due 2026 to be issued by the Company. As consideration for its commitment, Mudrick will receive a commitment fee equal to 8,241,758 shares of the Company’s Class A common stock. Pursuant to the Commitment Letter, immediately following the effectiveness of the Company’s registration statement on Form S-3 registering the Commitment Shares and Exchange Shares, subject to the satisfaction of certain customary closing conditions, Mudrick will also exchange $100 million aggregate principal amount of the Company’s 10%/12% Cash/PIK Toggle Second Lien Subordinated Secured Notes due 2026 currently held by Mudrick for 13,736,264 shares of the Company’s Class A common stock.

•	Other Creditor Discussions. We have entertained various proposals from creditors or their advisors, held discussions of varying degrees, held diligence sessions and in some cases exchanged term sheets. We expect these activities will continue and intensify. We expect that creditors that hold predominately second-lien debt will continue to be supportive of our efforts to avoid bankruptcy as a result of their debt ranking junior to first-lien debt and therefore their concern that they would experience lower recoveries in a bankruptcy scenario. We expect to continue to explore alternatives that include new-money financing, potentially in connection with converting second-lien debt to equity, which would help manage our leverage but would be dilutive to holders of our Common Stock. In contrast, certain first-lien creditors and other parties have indicated a willingness to provide financing in a bankruptcy scenario, including debtor-in-possession financing. We also expect that we will need to engage with creditors under our first-lien credit facility as a result of our covenant holiday that resumes in connection with the second quarter of 2021, from which we expect we will need an additional waiver, based on currently expected results. We expect we will continue to receive from and discuss proposals with all classes of creditors. These discussions may not result in any agreement on commercially acceptable terms or at all.

•	Joint-Venture or Other Arrangements with Existing Business Partners and Minority Investments in Our Capital Stock. We continue to explore other potential arrangements, including equity investments, to generate additional liquidity.

The Company is unable to determine at this time whether these potential sources of liquidity will be available to it. There is substantial doubt that these potential sources of liquidity will be realized or that they will be sufficient to generate the material amounts of additional liquidity that will be required until the Company is able to achieve more normalized levels of operating revenues. We do not believe that any individual source of liquidity described above will be sufficient to address the Company’s liquidity requirements, and even if all of the potential sources of liquidity described above are available, they may not be sufficient to address the Company’s liquidity requirements. In the event the Company determines that these sources of liquidity will not be available to it or will not allow it to meet its obligations as they become due, it will need to change course and pursue an in-court restructuring of its liabilities, and in the event of a future liquidation or bankruptcy proceeding, holders of the Company’s Common Stock would likely suffer a total loss of their investment.

It is very difficult to estimate our liquidity requirements and future cash burn rates. Depending on the Company’s assumptions regarding the timing and ability to achieve more normalized levels of operating revenue, the estimates of amounts of required liquidity vary significantly. Similarly, it is very difficult to predict when theatre attendance levels will normalize, which we expect will depend on the widespread availability and use of effective vaccines for the coronavirus. However, our current cash burn rates are not sustainable. We currently estimate that if our attendance levels do not significantly improve during the first half of 2021 (so as to achieve an overall level of approximately 20% of pre-COVID 2019 attendance levels) and again during the second half of 2021 (so as to achieve an overall level of approximately 85% of pre-COVID 2019 attendance levels), then we believe the liquidity shortfall would be greater than the estimated $750 million minimum shortfall noted above, which if not addressed would prevent us from continuing as a going concern. Further, we cannot predict what supply of movie titles will be available for theatrical exhibition once moviegoers are prepared to return in large numbers. Nor can we know with certainty the impact of the Warner Bros. announcement or any similar announcements regarding the release of movie titles concurrently to the home video or streaming markets, as those arrangements will be subject to negotiations that have not yet taken place. There can be no assurance that the assumptions used to estimate our liquidity requirements and future cash burn will be correct, and our ability to be predictive is uncertain due to the unknown magnitude and duration of the COVID-19 pandemic. See “Risks Related to Our Business – Because there is substantial doubt about our ability to continue as a going concern for a reasonable period of time, an investment in our Class A common stock is highly speculative; holders of our Class A common stock could suffer a total loss of their investment,” “– The COVID-19 pandemic has disrupted our business and will continue to adversely affect our business, theatres, results of operations and liquidity” and “– Our substantial level of indebtedness and our current liquidity constraints could adversely affect our financial condition and our ability to service our indebtedness, which could negatively impact your ability to recover your investment in the common stock,” as well as the additional risks contained in and referred to in Risk Factors (as defined below). The foregoing statements regarding liquidity are forward-looking statements that should also be read together with the Cautionary Statement Regarding Forward-Looking Statements contained in the Company’s Prospectus Supplement, dated November 10, 2020 and filed pursuant to Rule 424(b)(5), which cautionary language is incorporated by reference herein.

In connection with the transactions described above, the Company is filing the updated risk factors attached hereto as Exhibit 99.1 (together with the other risk factors referred to therein, the “Risk Factors”), which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

1.1	Commitment Letter, dated as of December 10, 2020, by and among AMC Entertainment Holdings, Inc. and Mudrick Capital Management, LP.

99.1	AMC Entertainment Holdings, Inc. Risk Factors

104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document (contained in Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMC ENTERTAINMENT HOLDINGS, INC.

Date: December 11, 2020	By:	/s/ Sean D. Goodman
Sean D. Goodman
Executive Vice President and Chief Financial Officer